UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 7, 2010
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona		85281
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensation of Fokko Pentinga

On July 7, 2010, upon the recommendation of the Compensation and Options Committee of the Board of Directors (the “Board”) of Amtech Systems, Inc. (the “Company”), the Board approved an increase of the base salary paid to Fokko Pentinga, President of the Company, to €207,420, effective January 1, 2010.

Change of Control Agreement with Mr. Pentinga

The Board also approved entry into a Change of Control and Severance Agreement (the “Agreement”) with Mr. Pentinga. Below is a summary of the material terms and conditions of the Agreement.

Term

The term of the Agreement (the “Term”) commences on July 7, 2010 and continues for an initial term of three years (the “Initial Term”). Thereafter, the Term will continue for successive one year terms (the “Additional Terms”) unless either the Company or Mr. Pentinga provides written notice of termination of the Agreement not less than one hundred twenty days prior to the end of the Initial Term or any Additional Term, or unless earlier terminated by the mutual written consent of the Company and Mr. Pentinga.

Change of Control Provisions

In the event that Mr. Pentinga’s employment with the Company is terminated (other than as a consequence of death or disability) either (i) by the Company for any reason other than for cause during a pending change in control of the Company or within one year following the occurrence of a change in control, or (ii) by Mr. Pentinga for good reason within one year following the occurrence of a change in control of the Company, then Mr. Pentinga will be entitled to receive from the Company the following:

	1)	an amount equal to two years of his base salary in effect on the date of termination of his employment;

	2)	the maximum amount of the incentive compensation which he could earn for the fiscal year in which the termination occurs; and

	3)	full vesting of all outstanding stock options and restricted stock he holds.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: July 9, 2010	By:	/s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Vice President - Finance and
Chief Financial Officer